Exhibit 99.1

Consolidated Water Reports Q2 2020 Results

Revenue up 4% to $19.1 Million, First Half 2020 Revenue up 13% to $39.8 Million

GEORGE TOWN, Cayman Islands, August 14, 2020 -- Consolidated Water Co. Ltd. (Nasdaq Global Select Market: CWCO), a leading developer and operator of advanced water supply and treatment plants, reported results for the three and six months ended June 30, 2020. Quarterly and first-half comparisons are to the year-ago period unless otherwise noted.

Financial Highlights

•	Revenue in the second quarter increased 4% to $19.1 million, first half up 13% to $39.8 million.
•	Gross profit in the first half increased 8% to $15.7 million.
•

Net loss attributable to Consolidated Water stockholders for the second quarter of 2020 was $1.1 million or $(0.07) per basic and fully diluted share, as compared to net income of $2.5 million or $0.16 per basic and fully diluted share in the year-ago quarter. For the first half of 2020, net income attributable to Consolidated Water stockholders was $1.8 million or $0.12 per fully diluted share, down from $8.7 million or $0.57 per fully diluted share in the same year-ago period.

•	Cash and cash equivalents totaled $35.0 million as of June 30, 2020.
•	Paid $1.3 million in dividends in Q2 2020.

Management Commentary

“In Q2, our core water production and distribution and manufacturing operations remained stable and profitable, although at reduced production levels due to the impact of the COVID-19 pandemic,” commented Consolidated Water CEO, Rick McTaggart. “This allowed our financial condition and liquidity to remain strong, with cash balances totaling $35.0 million at quarter end.

“Our services segment revenue was up by more than $3.3 million due to the contribution from PERC Water, our new majority-owned subsidiary that we acquired in the fourth quarter of last year. PERC has been performing better than we anticipated given the current market conditions created by the pandemic. During the quarter, PERC was awarded two new contracts and secured four contract renewals for operating and maintaining advanced water treatment plants in California. We expect PERC’s two new O&M contracts to add incremental revenue of $1.7 million in the second half of this year.

“We continue to see attractive opportunities for PERC in a very active market. Its strong growth potential is largely due to its excellent product and service offerings, and strong presence in the Southwestern United States where water supplies are increasingly under stress.

“PERC has been highly complementary to our existing business and overall mission, supporting our pursuit of water reuse projects and other emerging opportunities with a comprehensive suite of solutions for improving water infrastructure. PERC also provides us a solid platform upon which to expand to North America our core business of designing, constructing and operating desalination plants. Given these compelling growth factors, earlier this week we acquired an additional 10% of PERC from another shareholder for $900,000, thereby raising our ownership interest from 51% to 61%.

“Overall, Consolidated Water continues to be well positioned to successfully navigate these uncertain and turbulent times, thanks to a strong balance sheet and well-established growth strategy that brought us PERC and, we anticipate, other successful future acquisitions.

“Although COVID-19 has impacted each of our operating segments to varying degrees, our products and services remain public health and economic imperatives for the communities we serve. Customers still need turn-key and affordable sources of drinking water from our desalination plants, and wastewater still must be treated to the highest standards for environmentally responsible disposal or reuse. We expect the growth drivers inherent in our markets to persist over the long term, which bodes well for Consolidated Water and our efforts to enhance shareholder value over the years to come.”

Q2 2020 Financial Summary

Revenue increased 4% to $19.1 million from $18.3 million in the second quarter of 2019, which was driven by an increase of $3.4 million in the services segment. The increase was partially offset by decreases of $1.0 million in the retail segment, $1.1 million in the bulk segment, and $511,000 in the manufacturing segment.

The increase in services revenue was due to the addition of $3.4 million in revenue from PERC as a result of acquiring 51% of this company in late October 2019.

The decrease in retail revenue was due to a 16% decrease in the volume of water sold due to the temporary cessation of tourism on Grand Cayman resulting from the closing of all Cayman Islands airports and seaports in March 2020 in response to the COVID-19 pandemic.

The decrease in bulk water revenue was primarily due to lower energy costs in the Bahamas, which correspondingly decreased the energy pass-through component of the company’s rates. The decrease was also due to a lower rate that came into effect in July 2019 for the North Side Water Works plant under the new contract with the Water-Authority Cayman.

The decrease in manufacturing revenue was due to a decrease in the number of active projects.

Gross profit for the second quarter of 2020 was $7.3 million or 38.3% of total revenue, down 3% from $7.6 million or 41.3% of total revenue in the same year-ago quarter.

Net loss attributable to Consolidated Water stockholders for the second quarter of 2020 was $1.1 million or $(0.07) per basic and fully diluted share, as compared to net income of $2.5 million or $0.16 per basic and fully diluted share in the second quarter of 2019. The decrease was due to a $3.0 million loss on asset dispositions and impairments.

First Half 2020 Financial Summary

Total revenue for the first half of 2020 was $39.8 million, up 13% compared to $35.3 million in the same year-ago period. The increase was primarily driven by an increase of $6.4 million in the services segment, and an increase of $312,000 in the manufacturing segment. The increase in total revenue was partially offset by decreases of $1.7 million in the bulk segment and $446,000 in the retail segment.

The increase in services revenue was due to the addition of $6.4 million in revenue from PERC as a result of acquiring 51% of this company in late October 2019.

Retail revenue decreased due to the volume of water sold, which decreased by 3%. This sales volume decrease is due to the temporary cessation of tourism on Grand Cayman resulting from the closing of Cayman Islands airports and seaports in March 2020 in response to the COVID-19 pandemic.

The decrease in bulk revenue was due to the lower rates that came into effect in February of this year under the new contract with the Water-Authority Cayman for water supplied by the Red Gate and North Sound plants. The decrease was also due to the lower rate that came into effect in July 2019 under the new contract with the Water-Authority Cayman for water supplied by the North Side Water Works plant, as well as due to decreased energy prices that decreased the energy pass-through component of the company’s bulk revenue by $448,000.

The increase in manufacturing revenue was due to an increase in project production activity.

Gross profit for the first half of 2020 was $15.7 million or 39.5% of total revenue, up 8% from $14.5 million or 41.1% of total revenue in the same year-ago period.

Net income attributable to Consolidated Water stockholders for the half of 2020 was $1.8 million or $0.12 per fully diluted share, down from $8.7 million or $0.57 per fully diluted share in the same year-ago period.

Second Quarter Segment Results

	Three Months Ended June 30, 2020
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$5,966,296	$5,866,397	$3,476,000	$3,778,554	$19,087,247
Cost of revenue	2,769,497	3,941,309	2,631,513	2,441,785	11,784,104
Gross profit	3,196,799	1,925,088	844,487	1,336,769	7,303,143
General and administrative expenses	3,266,782	261,100	1,014,765	318,381	4,861,028
Loss on asset dispositions and impairments, net	—	—	(3,030,420)	—	(3,030,420)
Income (loss) from operations	$(69,983)	$1,663,988	$(3,200,698)	$1,018,388	(588,305)
Other expense, net					(155,115)
Loss before income taxes					(743,420)
Provision for income taxes					204,268
Net loss					(947,688)
Income attributable to non-controlling interests					180,154
Net loss attributable to Consolidated Water Co. Ltd. stockholders					$(1,127,842)

	Three Months Ended June 30, 2019
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$6,983,515	$6,941,051	$90,792	$4,289,902	$18,305,260
Cost of revenue	2,982,758	4,768,122	45,094	2,956,537	10,752,511
Gross profit	4,000,757	2,172,929	45,698	1,333,365	7,552,749
General and administrative expenses	3,405,421	344,971	779,882	464,718	4,994,992
Gain on asset dispositions and impairments, net	397,301	—	—	—	397,301
Income (loss) from operations	$992,637	$1,827,958	$(734,184)	$868,647	2,955,058
Other income, net					50,333
Income before income taxes					3,005,391
Provision for income taxes					64,233
Net income					2,941,158
Income attributable to non-controlling interests					464,896
Net income attributable to Consolidated Water Co. Ltd. stockholders					$2,476,262

First Half Segment Results

	Six Months Ended June 30, 2020
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$13,223,728	$12,306,681	$6,590,813	$7,691,746	$39,812,968
Cost of revenue	5,756,117	8,505,889	4,905,033	4,902,465	24,069,504
Gross profit	7,467,611	3,800,792	1,685,780	2,789,281	15,743,464
General and administrative expenses	6,640,621	553,146	2,145,903	675,115	10,014,785
Gain (loss) on asset dispositions and impairments, net	—	200	(3,030,840)	—	(3,030,640)
Income (loss) from operations	$826,990	$3,247,846	$(3,490,963)	$2,114,166	2,698,039
Other income, net					14,229
Income before income taxes					2,712,268
Provision for income taxes					410,351
Net income					2,301,917
Income attributable to non-controlling interests					541,152
Net income attributable to Consolidated Water Co. Ltd. stockholders					$1,760,765

	Six Months Ended June 30, 2019
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$13,670,175	$14,052,364	$191,369	$7,379,876	$35,293,784
Cost of revenue	5,808,362	9,722,713	167,013	5,080,644	20,778,732
Gross profit	7,861,813	4,329,651	24,356	2,299,232	14,515,052
General and administrative expenses	6,522,699	606,383	1,265,767	978,177	9,373,026
Gain on asset dispositions and impairments, net	394,570	46,500	—	—	441,070
Income (loss) from operations	$1,733,684	$3,769,768	$(1,241,411)	$1,321,055	5,583,096
Other income, net					310,423
Income before income taxes					5,893,519
Provision for income taxes					113,192
Net income from continuing operations					5,780,327
Income from continuing operations attributable to non-controlling interests					738,804
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					5,041,523
Net income from discontinued operations					3,621,170
Net income attributable to Consolidated Water Co. Ltd. stockholders					$8,662,693

Annual General Meeting of Shareholders

The company has rescheduled its 2020 annual meeting of shareholders for November 18, 2020 to be held at a time and location yet to be determined. Shareholders of record as of September 15, 2020 will be entitled to vote at the meeting.

Conference Call

Consolidated Water management will host a conference call to discuss these results, followed by a question and answer period.

Date: Monday, August 17, 2020

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 10147145

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through August 24, 2020, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 10147145

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company operates water production facilities in the Cayman Islands, The Bahamas and the British Virgin Islands and operates water treatment facilities in the United States. The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit www.cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the future financial performance of its subsidiary that manufactures water treatment-related systems and products and provides design, engineering, management, operating and other services applicable to commercial, municipal and industrial water production; (v) the collection of its delinquent accounts receivable in the Bahamas; (vi) its ability to integrate and profitably operate recently acquired subsidiary PERC Water Corporation; (vii) the possible adverse impact of the COVID-19 virus on the company’s business; and (viii) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs/. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

David W. Sasnett

Executive Vice President and CFO

Tel (954) 509-8200

dsasnett@cwco.com

Investor Relations Contact:

Ron Both or Grant Stude

CMA Investor Relations
Tel (949) 432-7566
CWCO@cma.team

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$34,956,328	$42,902,669
Accounts receivable, net	26,858,584	23,229,689
Inventory	5,067,873	3,287,555
Prepaid expenses and other current assets	1,738,472	2,346,918
Costs and estimated earnings in excess of billings	2,202,524	1,675,781
Total current assets	70,823,781	73,442,612
Property, plant and equipment, net	59,808,325	61,248,979
Construction in progress	399,463	1,335,597
Inventory, noncurrent	4,738,617	4,404,378
Investment in OC-BVI	1,987,878	1,903,602
Goodwill	13,325,013	13,325,013
Land and rights of way	21,126,898	24,162,523
Intangible assets, net	4,573,333	5,040,000
Operating lease right-of-use assets	1,250,157	4,439,212
Other assets	2,791,458	2,990,228
Total assets	$180,824,923	$192,292,144

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$3,613,387	$3,672,142
Accrued compensation	1,519,911	1,821,395
Dividends payable	1,298,321	1,292,187
Current maturities of operating leases	628,161	755,751
Current portion of long-term debt	42,211	17,753
Billings in excess of costs and estimated earnings	899,942	614,386
Total current liabilities	8,001,933	8,173,614
Long-term debt, noncurrent	145,822	61,146
Deferred tax liabilities	1,384,268	1,529,035
Noncurrent operating leases	930,072	3,836,475
Net liability arising from put/call options	745,000	664,000
Other liabilities	75,000	75,000
Total liabilities	11,282,095	14,339,270
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 40,237 and 33,751 shares, respectively	24,142	20,251
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,114,506 and 15,049,608 shares, respectively	9,068,704	9,029,765
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	86,234,521	88,356,509
Retained earnings	65,536,646	66,352,733
Total Consolidated Water Co. Ltd. stockholders' equity	160,864,013	163,759,258
Non-controlling interests	8,678,815	14,193,616
Total equity	169,542,828	177,952,874
Total liabilities and equity	$180,824,923	$192,292,144

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Total revenue	$19,087,247	$18,305,260	$39,812,968	$35,293,784
Total cost of revenue	11,784,104	10,752,511	24,069,504	20,778,732
Gross profit	7,303,143	7,552,749	15,743,464	14,515,052
General and administrative expenses	4,861,028	4,994,992	10,014,785	9,373,026
Gain (loss) on asset dispositions and impairments, net	(3,030,420)	397,301	(3,030,640)	441,070
Income (loss) from operations	(588,305)	2,955,058	2,698,039	5,583,096

Other income (expense):
Interest income	109,819	140,467	246,259	290,652
Interest expense	(2,818)	(1,482)	(5,344)	(1,482)
Profit-sharing income from OC-BVI	14,175	2,025	24,300	8,100
Equity in the earnings (losses) of OC-BVI	34,093	(24,949)	59,976	(11,488)
Net unrealized gain (loss) on put/call options	80,000	—	(81,000)	(24,000)
Other	(390,384)	(65,728)	(229,962)	48,641
Other income (expense), net	(155,115)	50,333	14,229	310,423
Income (loss) before income taxes	(743,420)	3,005,391	2,712,268	5,893,519
Provision for income taxes	204,268	64,233	410,351	113,192
Net income (loss) from continuing operations	(947,688)	2,941,158	2,301,917	5,780,327
Income from continuing operations attributable to non-controlling interests	180,154	464,896	541,152	738,804
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	(1,127,842)	2,476,262	1,760,765	5,041,523
Gain on sale of discontinued operations	—	—	—	3,621,170
Total income from discontinued operations	—	—	—	3,621,170
Net income (loss) attributable to Consolidated Water Co. Ltd. stockholders	$(1,127,842)	$2,476,262	$1,760,765	$8,662,693

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$(0.07)	$0.16	$0.12	$0.34
Discontinued operations	—	—	—	0.24
Basic earnings (loss) per share	$(0.07)	$0.16	$0.12	$0.58

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$(0.07)	$0.16	$0.12	$0.33
Discontinued operations	—	—	—	0.24
Diluted earnings (loss) per share	$(0.07)	$0.16	$0.12	$0.57

Dividends declared per common and redeemable preferred shares	$0.085	$0.085	$0.17	$0.17

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,114,506	15,020,344	15,114,506	15,020,344
Diluted earnings per share	15,114,506	15,185,812	15,269,175	15,185,463